September 25, 1997






Dear NBC Shareholder:

    On behalf of the Board of Directors, we cordially invite you to attend a Special Meeting of the stockholders of NBC Capital Corporation (the "Corporation"). The Special Meeting will be held beginning at 2:00 p.m., local time, on Tuesday, October 14, 1997, at National Bank of Commerce of Mississippi, Starkville Banking Center, 301 E. Main, Starkville, Mississippi.

    The purpose of the Special Meeting is (a) to approve a proposal to amend the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from three million (3,000,000) shares to ten million (10,000,000) shares; and
(b) to approve a proposal to provide stockholders certain preemptive rights. Your Board of Directors believes that the proposed amendments are in the Corporation's best interest because, among other reasons, there will be authorized shares sufficient for the stock split previously announced by the Corporation.

    Enclosed is our Notice and Proxy Statement for the Special Meeting which contain detailed information about the business to come before the meeting. We urge you to review the Proxy Statement carefully. Regardless of the number of shares you own, it is important that your shares be represented and voted at the special meeting. Please take a moment now to sign, date and mail the enclosed proxy card in the postage prepaid envelope. Your Board of Directors recommends a vote "FOR" each proposal.

    We remain enthusiastic about the company's future and are gratified by our stockholders' strong interest in NBC.

Sincerely,




L.F. Mallory, Jr.                         Bobby Harper
Chairman of the Board and                 Chairman of the Executive
  Chief Executive Officer                   Committee
Committee





                          NBC Capital Corporation
                              P.O. Box 1187
                  Starkville, Mississippi 39760-1187
                               ___________

                 Notice of Special Meeting of Stockholders
                  to be held on Tuesday, October 14, 1997
                               ___________

    Notice is hereby given that a Special Meeting of stockholders of NBC Capital Corporation (the "Corporation") will be held beginning at 2:00 p.m. local time, on Tuesday, October 14, 1997, at the National Bank of Commerce of Mississippi, Starkville Banking Center,
301 E. Main, Starkville, Mississippi:

    (1) To consider and vote upon a proposal to amend Article 4 of the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from three million (3,000,000) shares to ten million (10,000,000) shares; and

    (2) To consider and vote upon a proposal to amend Article 5 of the Restated Certificate of Incorporation to provide stockholders with certain preemptive rights to purchase or subscribe to additional shares of Common Stock or any other class of stock issued by the Corporation, unless such shares are issued for consideration other than cash to effect a merger or acquisition recommended by the Board of Directors.

    The Board of Directors has fixed the close of business on September 15, 1997 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special
Meeting.

    Your attention is directed to, and you are encouraged to carefully read, the Proxy Statement accompanying this Notice of Special Meeting for a more complete description of the proposals to be presented and acted upon at the meeting.

    The Board of Directors recommends a vote "FOR" the proposal to amend Article 4 of the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from three million (3,000,0000) shares to ten million (10,000,000) shares; and "FOR" the proposal to amend Article 5 of the Corporation's Restated Certificate of Incorporation to provide stockholders certain preemptive rights. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR each proposal.

    All stockholders are cordially invited to attend the meeting in person. Regardless of whether you plan to attend the meeting, however, please sign and date the enclosed proxy card and return it in the envelope provided as promptly as possible. A proxy may be revoked at any time before it is voted at the meeting.

                             By Order of the Board of Directors




                             L.F. Mallory, Jr.
                             Chairman of the Board and Chief
                               Executive Officer





                          NBC CAPITAL CORPORATION
                                 __________

                              PROXY STATEMENT


                      SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD OCTOBER 14, 1997

    This proxy statement (the "Proxy Statement") is furnished to the stockholders of NBC Capital Corporation (the "Corporation") in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the "Board"), for use at the Special Meeting of Stockholders (the "Special Meeting") to be held at 2:00 p.m., local time, on Tuesday, October 14, 1997, at the National Bank of Commerce of Mississippi, Starkville Banking Center,
301 E. Main, Starkville, Mississippi, and at any adjournments or postponements thereof, for the purpose as set forth in the attached Notice.

    The mailing address of the Corporation's principal executive offices is P.O. Box 1187, Starkville, Mississippi 39760-1187.

The Special Meeting

    Only record holders of the common stock, $1.00 par value per share, of the Corporation (the "Common Stock") on September 15, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were outstanding 1,200,000 shares of Common Stock, with each share being entitled to one vote on any matter to come before the Special Meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock constitutes a quorum for the Special Meeting.

Purpose of the Special Meeting

    The purpose of the Special Meeting is to consider and vote upon the following proposals:

    (1) To amend Article 4 of the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from three million (3,000,000) shares to ten million (10,000,000) shares; and

    (2) To amend Article 5 of the Restated Certificate of Incorporation to provide stockholders with certain preemptive rights to purchase or subscribe to additional shares of Common Stock or any other class of stock issued by the Corporation, unless such shares are issued for consideration other than cash to effect a merger or acquisition recommended by the Board of Directors.

Vote Required

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting, assuming a quorum is present, is necessary for approval of the proposal to amend Article 4 of the Certificate of Incorporation to increase the number of authorized shares. The affirmative vote of not less than seventy-five percent (75%) of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary for approval of the proposal to amend Article 5 of the Certificate of Incorporation to provide stockholders preemptive rights.

    Directors and executive officers of the Corporation, who beneficially own 426,904 shares (or approximately 35.6% of the outstanding Common Stock) have indicated that they intend to vote for each proposal. See "Beneficial Ownership by 5% Stockholders and Management".


Voting Procedures

    When a proxy card is returned properly signed and dated by a stockholder, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder returns a properly signed and dated proxy card but does not mark the boxes located on the card, the shares represented by that proxy card will be voted "FOR" the proposals described herein. If a stockholder neither returns a signed proxy card nor attends the Special Meeting and votes in person, his or her shares will not be voted.

    Each share of common stock of the Corporation outstanding on the Record Date will be entitled to one vote on all matters. Since the affirmative vote required for approval of each proposal is based on the total outstanding shares of Common Stock, abstentions and broker non-votes (which may occur where Common Stock is held in a brokerage or bank account, and the beneficial owner of such Common Stock fails to provide the broker or the bank with voting instructions as to such shares) effectively count as votes against the proposals.

Revocability of Proxies

    A stockholder may revoke his or her proxy at any time before it is voted by attending the Special Meeting and voting in person, or by delivering to the Corporation's Corporate Secretary at the Corporation's principal executive offices referred to above, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy.

Beneficial Ownership by 5% Stockholders and Management

    The Corporation has no knowledge that, as of the Record Date, any person beneficially owned, directly or indirectly, more than five percent of the outstanding Common Stock, except as follows:


                                Amount and Nature of         Percent
      Name and Address of    Beneficial Ownership as of   Of Outstanding
        Beneficial Owner          the Record Date          Common Stock


Estate of J.R. Scribner,[1]
Deceased
P.O. Box 840
Amory, Mississippi                   230,567[2]                 19.2

Employee Stock Ownership
Plan (of the Corporation)             83,839                     7.0


[1] Sarah Scribner Prude, J.R. Scribner, Jr. and James R. Prude are co-executors of the J.R. Scribner Estate, and members of the Corporation's Board of Directors.

[2] Includes 30,482 shares held of record by the Scribner Equipment Corporation Account as to which the three individuals mentioned in note [1] above exercise voting powers as directors of Scribner
Equipment Corporation.


    The following schedule sets forth (i) the amount of shares of Common Stock beneficially owned by each director of the Corporation, and (ii) the amount of shares of Common Stock beneficially owned by the directors and executive officers of the Corporation as a group.

                           Amount and Nature of          Percent
     Name of             Beneficial Ownership as of   of Outstanding
 Beneficial Owner             the Record Date          Common Stock


Mark A. Abernathy                  1,192                     .1

Robert A. Cunningham              16,358                    1.4

J. Nutie Dowdle                    9,184                     .8

Clifton B. Fowler                  1,418                     .1

James C. Galloway, Jr.             2,501[1]                  .2

Hunter M. Gholson                 16,209[2]                 1.4

Bobby L. Harper                    5,701                     .5

Robert S. Jones                    5,597                     .5

Lewis F. Mallory, Jr.             18,042[3]                 1.5

Robert D. Miller                   6,420                     .5

Edith D. Millsaps                  3,190                     .3

Ralph E. Pogue                     3,896[4]                  .3

Thomas J. Prince, Jr.              2,610                     .2

James R. Prude                   272,133[5][6]             22.7

Sarah Scribner Prude             235,610[5]                19.6

Allen B. Puckett, III             34,945                    2.9

Dr. James C. Ratcliff              1,437[7]                  .1

J. R. Scribner, Jr.              235,610[5]                19.6

Sammy J. Smith                     1,119                     .1

Henry S. Weiss                     7,638                     .6

E. Lloyd Wood                      1,000                     .1
_________________

All Officers and
Directors (as a group) 30*       426,904                   35.6

*Includes only executive officers as designated by the Corporation's Board of Directors.

[1] Includes 675 shares which beneficial owner has shared voting and investment power.
[2] Includes 6,934 shares which beneficial owner has shared voting and investment power.
[3] Includes 535 shares which beneficial owner has shared voting and investment power.
[4] Includes 166 shares which beneficial owner has shared voting and investment power.
[5] Includes shares held in J.R. Scribner Estate for which Director may exercise voting control.
[6] Includes 20,783 shares for which beneficial owner serves as trustee.
[7] Includes 372 shares which beneficial owner has shared voting and investment power.

Cost of Solicitation

    The cost of solicitation of proxies, including expenses incurred in connection with preparing and mailing the Proxy Statement, will be borne by the Corporation. The Corporation estimates that expenses connected with solicitations of proxies for the Special Meeting will not exceed $10,000. Proxies may be solicited by directors, officers and regular employees by means of mail, telephone or personal contact, as deemed appropriate, but without additional compensation therefor.


                              THE PROPOSALS


PROPOSAL 1: TO AMEND ARTICLE 4 OF THE CORPORATION'S RESTATED
CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK

General

    The Corporation's Restated Certificate of Incorporation currently authorizes the issuance of a maximum of three million (3,000,000) shares of Common Stock. The Board of Directors has adopted a resolution proposing to amend Article 4 to increase the authorized number of shares of Common Stock from three million (3,000,000) shares to ten million (10,000,000) shares.

    At the same time that it adopted Proposal 1, the Board of Directors authorized a stock split of the Common Stock which would be effected as a special distribution of three additional shares of Common Stock for each share of Common Stock outstanding (the "Stock Split"). Stockholders are not being asked to vote on the Stock Split; however, the Stock Split will not take place unless Proposal 1 is adopted and the authorized number of shares of Common Stock is increased.

    As of June 30, 1997, the Corporation had 1,200,000 shares of Common Stock issued and outstanding, including shares held by the Corporation's Employee Stock Option Plan (the "ESOP"). The remaining 1,800,000 authorized shares have not been issued. There are no warrants or other obligations of the Corporation concerning the issuance of additional shares.

Purpose and Effect of the Proposed Amendment

    The Board of Directors believes that it is in the Corporation's best interest to increase the number of shares of Common Stock which the Corporation is authorized to issue in order to effect the Stock Split. The Board of Directors also believes that the availability of additional authorized but unissued shares will provide the Corporation with the flexibility to issue Common Stock for other valid corporate purposes that may be identified in the future, such as to raise equity capital, and to make acquisitions through the use of stock. Other than the Stock Split, the Board of Directors has no immediate plans, understandings, agreements, or commitments to issue additional Common Stock for any purpose.

    The Board of Directors believes that the proposed increase in the authorized Common Stock will make available sufficient shares for use, taking into account the Stock Split, should the Corporation decide to use its shares for one or more of such previously mentioned purposes or otherwise. No additional action or authorization by the Corporation's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock may at that time be listed or quoted. Of course, the Corporation may seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

Effect of the Stock Split

    No change in total stockholders' equity will result from the Stock Split. The aggregate amount of capital represented by the outstanding shares of Common Stock will be increased by $1.00 for each share issued to effect the Stock Split and the Corporation's undivided profits account will be reduced by the same amount. In addition, the Corporation will incur certain expenses in connection with the Stock Split, such as the cost of preparing and delivering to stockholders new certificates representing additional shares.

    The Corporation has been advised that, based on current tax law, the Stock Split should not result in any gain or loss for Federal income tax purposes. The tax basis of every share held before the Stock Split will be allocated among the four shares held as a result of the distribution, and the holding period of the new shares will include the holding period of the shares with respect to which they were issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and stockholders subject to such laws are urged to consult their tax advisers.


PROPOSAL 2:  TO AMEND ARTICLE 5 OF THE CORPORATION'S RESTATED
CERTIFICATE OF INCORPORATION TO PROVIDE STOCKHOLDERS PREEMPTIVE
RIGHTS

General

    The Board of Directors has adopted a resolution proposing to amend
Article 5 of the Restated Certificate of Incorporation to provide stockholders with certain preemptive rights to purchase or subscribe to additional shares of Common Stock or any other class of stock issued by the Corporation, unless such shares are issued for consideration other than cash to effect a merger or acquisition recommended by the Board of Directors.


Purpose and Effect of the Proposed Amendment

    The Board of Directors has determined that adoption of Proposal 2 is in the best interest of the Corporation and its stockholders. The preemptive rights provided by Proposal 2 would limit the ability of the Corporation to dilute voting power by issuing additional shares of Common Stock without first offering such shares to existing stockholders in proportion to their current ownership. Absent preemptive rights (or if stockholders should fail to exercise such rights) the issuance of additional shares of Common Stock may have a dilutive effect on the book value and earnings per share of the current outstanding Common Stock and on the voting rights of existing shareholders. A dilution of voting rights could have certain anti-takeover effects which include deterring or defeating certain merger or tender offer proposals or other takeover attempts which some or all of the stockholders may deem to be in their best interests. Proposal 2 is not in response to management's knowledge of any attempt by any third parties to take over or change control of the Corporation.

     The preemptive rights in Proposal 2 would not extend to the issuance of shares used by the Corporation for the purpose of effecting a merger or acquisition recommended by the Board of Directors. An acquisition using stock issued by the Corporation generally would increase the overall equity of the Corporation, resulting in existing stockholders having a lesser percentage of ownership of a larger amount of capital. The effect on the earnings per share, book value per share and dividends per share of current stockholders would be relative to the terms, conditions and quality of the transaction. At this time there are no pending or contemplated mergers or acquisitions.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends a vote "FOR" the proposal to amend
Article 4 of the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from three million (3,000,000) shares to ten million (10,000,000) shares; and "FOR" the proposal to amend Article 5 to provide stockholders preemptive rights. Unless a contrary choice is specified, properly signed and dated proxies returned to the Board of Directors will be voted FOR each proposal.



                               OTHER MATTERS

    At the date hereof, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the meeting.

    By order of the Board of Directors.



                                       /S/HUNTER M. GHOLSON
                                       ________________________

                                       Hunter M. Gholson
                                       Secretary